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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                       Commission File Number 33-426-63

                Winthrop Apartment Investors Limited Partnership
             (Exact name of registrant as specified in its charter)

           One International Place Boston, Mass. 02110 (617) 330-8600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or
notice date:       285


         Pursuant to the requirements of the Securities Exchange Act of 1934 Lazer-Tron Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date   April 14, 1997               WINTHROP APARTMENT INVESTORS
     ------------------             By: WAI Associates Limited Partnership,
                                        its General Partner

                                           By:WAI Properties, Inc., its General
                                              Partner

                                                 /s/ Michael L. Ashner
                                                 ------------------------------
                                                 Name: Michael L. Ashner
                                                 Title:Chief Executive Officer